UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment 1)

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2015

MRV COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311
(Address of principal executive offices)  (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

MRV Communications, Inc. (the “Company”) is filing this Amendment No. 1 on Form 8-K/A (this “Amendment”) to amend its Current Report (the “Current Report”) on Form 8-K filed with the Securities and Exchange Commission on December 7, 2015 announcing the closing of the disposition of the Company’s wholly owned subsidiary, Tecnonet S.p.A. (“Tecnonet”), by updating the description therein of the nature and amount of consideration received for the sale of Tecnonet.

Item 2.01 Completion of Disposition or Acquisition of Assets

As described in the Current Report, on December 3, 2015 the Company completed the sale of all of the shares of Tecnonet, pursuant to a shares purchase agreement, dated as of August 7, 2015 (the “Purchase Agreement”) with Maticmind S.p.A., (“Maticmind”), a company incorporated under the laws of Italy. In addition to specifying the consideration that was received at the closing, the Purchase Agreement provided that within 60 days of closing, a post-
closing purchase price adjustment process would commence, based on changes in cash and debt of Tecnonet between the dates of the signing and the closing.

The initial consideration included a cash payment by Maticmind to the Company of €15.6 million received at closing plus cash payments made by Tecnonet to the Company, prior to closing that totaled €4.1 million to repay an intercompany obligation. With the post-closing purchase price adjustment, based on changes in cash and debt of Tecnonet as provided for in the Purchase Agreement, the total consideration received by the Company for the sale of Tecnonet amounted to €24.0, or approximately $26.4 million.

Item 8.01.    Other Events

On February 22, 2016, the Company issued a press release announcing the Purchaser’s payment of the post-closing adjustment.  A copy of the press release is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

99.1    Press release issued February 22, 2016 by MRV Communications, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 22, 2016

MRV COMMUNICATIONS, INC.

	By:	/s/ Stephen G. Krulik
Stephen G. Krulik
Chief Financial Officer